EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852

FUEL SYSTEMS SOLUTIONS TO AMEND FINANCIAL STATEMENTS FOR PRIOR YEARS

— Adjustments to Positively Impact Earnings; 2007 Revenues to Surpass Previous Guidance —

SANTA ANA, CA – March 18, 2008 – Fuel Systems Solutions (Nasdaq: FSYS) today announced it will amend financial statements for 2006 and 2005 for certain adjustments associated with inventory at some of its foreign subsidiaries.

As a result of these technical non-cash accounting matters, which are expected to positively impact earnings for the restated periods, Fuel Systems said it will submit today a Notification of Late Filing with the Securities and Exchange Commission relating to its Form 10-K for the year ended December 31, 2007.

“Our focus continues to be on expanding the company’s market position within the alternative fuels sector – offering economic, political and environmental solutions on a worldwide basis,” said Mariano Costamagna, president and chief executive officer.

He also indicated that the company expects to exceed its previously stated revenue target for 2007 of $255 million and report revenues of approximately $266 million.

The company also announced a recent expansion of its Italian original equipment automotive delayed manufacturing operation, with the establishment of a new production facility in Livorno, a port city approximately 200 miles from its Italian subsidiary’s headquarters in Cherasco, Italy, currently scheduled to open in the second quarter of 2008. The facilities in both locations provide delayed original equipment manufacturing to convert internal combustion engines to operate on gaseous fuels such as compressed natural gas (CNG) or liquefied petroleum gas (LPG), with the converted vehicles then delivered back to the original equipment distribution channel. “While aftermarket conversions, in which we operate on a global basis, still represent approximately 90 percent of the overall market conversions, delayed original equipment manufacturing is a growing opportunity for our company. Our facility in Cherasco operates on three shifts per day—converting internal combustion engines for passenger vehicles manufactured by companies such as Chevrolet, Subaru and Citroen. The new facility in Livorno, Italy, will serve original equipment

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automobile manufacturers such as Hyundai-Kia and Great Wall, with an opportunity to more than double the company’s current annual 17,000 delayed original equipment output,” Costamagna said.

Additionally, the company noted that the market in Australia for conversion of vehicles to enable internal combustion engines to operate on LPG is a rapidly emerging market supported by government grants of up to $1,800 to convert a vehicle to operate utilizing LPG. Fuel costs for LPG-powered vehicles are 40 to 60 percent lower than comparable gasoline-powered vehicles. Costamagna noted that since 2005, annual aftermarket conversions in Australia have increased nearly threefold – reaching approximately 100,000 in 2007.

About The Company

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at BRC’s web site, http://www.brc.it.

The matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in any forward-looking statement. Those forward looking statements include statements relating to its continued industrial business segment ramp up; the company’s ability to achieve a revenue target of at least $266 million for 2007; the expected periods during which financial statements will be restated as a result of certain costs associated with inventory at foreign subsidiaries; the expected timing of the commencement of BRC’s new, expanded manufacturing operation in Livorno, Italy; and the expected doubling of the company’s current delayed original equipment output in Italy. Factors that could cause or contribute to such differences between our expected future results and actual results include, but are not limited to, prevailing market and global economic conditions — including increasing regulatory support and competitive pricing pressure which the company believes is short term; changes in environmental regulations that impact the demand for the company’s products; the company’s ability to manage its leverage and address operating covenant restrictions relating to its indebtedness; the company’s ability to negotiate and comply with waivers pertaining to existing loan covenant defaults; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth in the company’s reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in “Management’s Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” section of the company’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2007. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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